Exhibit 99.1

Protagonist announces positive topline results from Phase 3 ICONIC studies of icotrokinra (JNJ-2113) in plaque psoriasis, a first-in-class investigational targeted oral peptide that selectively blocks the IL-23 receptor

ICONIC-LEAD achieved its co-primary endpoints of PASI-90 and IGA of 0 or 1 at week 16; 74% of patients achieved clear or almost clear skin (IGA 0/1) at week 24

ICONIC-TOTAL achieved its primary endpoint of IGA score of 0 or 1 at week 16 in patients with plaque psoriasis in difficult-to-treat areas

Protagonist has earned a $165 million milestone under the terms of recently amended agreement, inclusive of $50 million in accelerated payments

NEWARK, Calif. – November 18, 2024 – Protagonist Therapeutics, Inc. (“Protagonist” or the “Company”) today announced positive topline results from its collaboration with Johnson & Johnson, in ICONIC-LEAD1 and ICONIC-TOTAL2, two pivotal Phase 3 investigational studies of icotrokinra (JNJ-2113, formerly PN-235), the first-in-class targeted oral peptide that selectively blocks the IL-23 receptor, in individuals 12 years of age and older with moderate to severe plaque psoriasis (PsO).

In the ICONIC-LEAD study, once-daily icotrokinra showed significant skin clearance versus placebo in adults and adolescents with moderate to severe plaque psoriasis. At week 16, nearly two-thirds (64.7%) of patients treated with icotrokinra achieved IGA3 scores of 0/1 (clear or almost clear skin), and 49.6% achieved PASI 904, compared to 8.3% and 4.4% on placebo, respectively. Further increases in response rates continued to be observed at week 24, with 74.1% of patients treated with icotrokinra achieving IGA scores of 0/1, and 64.9% achieving PASI 90. Safety data was found to be consistent with the Phase 2 FRONTIER 1 and 2 studies. A similar proportion of patients experienced adverse events (AEs) between icotrokinra and placebo, with 49.3% and 49.1% of participants experiencing a treatment emergent adverse event (TEAE) at week 16. In addition, positive topline results from the Phase 3 ICONIC-TOTAL study showed once-daily icotrokinra met the primary endpoint of IGA of 0/1 at week 16 compared to placebo.

1 ICONIC-LEAD (NCT06095115) is a Phase 3 randomized controlled trial (RCT) to evaluate the safety and efficacy of icotrokinra compared with placebo in participants with moderate-to-severe plaque PsO, with PASI 90 and IGA score of 0 or 1 with at least a 2-grade improvement as co-primary endpoints. ICONIC-LEAD enrolled 684 patients, including 66 adolescents.

2 ICONIC-TOTAL (NCT06095102) is a Phase 3 to evaluate the efficacy and safety of icotrokinra compared with placebo for the treatment of PsO in participants with at least moderate severity affecting special areas (e.g., scalp, genital, and/or hands and feet) with overall IGA score of 0 or 1 with at least a 2-grade improvement as the primary endpoint. ICONIC-TOTAL enrolled 311 patients.

3 The IGA is a five-point scale with a severity ranging from 0 to 4, where 0 indicates clear, 1 is minimal, 2 is mild, 3 is moderate, and 4 indicates severe disease

4 The PASI score grades the amount of surface area on each body region that is covered by psoriasis plaques and the severity of plaques for their redness, thickness and scaliness. PASI 90 corresponds to an improvement of >=90% in PASI score from baseline.

"These positive Phase 3 results confirm the compelling efficacy and safety trends that were observed with the previous Phase 2b FRONTIER-1 and -2 studies, highlighting icotrokinra’s potential as a best-in-class oral agent providing an ideal combination of significant skin clearance with demonstrated tolerability in a once-daily pill for treating plaque psoriasis," said Dinesh V. Patel, PhD, President and CEO of Protagonist. “These results also continue to validate Protagonist’s innovative peptide technology platform and its effectiveness in creating highly differentiated new chemical entities to address unmet needs in various disease areas."

Comprehensive results from both ICONIC-LEAD and ICONIC-TOTAL are being prepared for presentation at upcoming medical congresses and will be shared with health authorities in planned submissions.

Under the terms of the recently amended icotrokinra license and collaboration agreement with Johnson & Johnson, Protagonist has earned $165 million in milestone payments. These are inclusive of $115 million for successful completion of a Phase 3 study, a $35 million accelerated payment previously due upon acceptance of an NDA in psoriasis, and a $15 million accelerated payment previously due upon initiation of a Phase 3 study in a second indication.5 The $165 million payment, which the Company expects to receive in Q1 2025, has been earned under the agreement and is not refundable. The Company remains eligible for up to $630 million in future development and sales milestone payments, and tiered royalties of 6-10% on worldwide net sales.

Additional upcoming icotrokinra clinical studies and data anticipated in the first half of 2025 include:

•	Topline results for the Phase 2b ANTHEM multicenter, randomized, placebo-controlled, dose-ranging study of icotrokinra for the treatment of moderately to severely active ulcerative colitis[6].

•	Topline results for the Phase 3 ICONIC-ADVANCE 1 and ICONIC-ADVANCE 2 superiority studies[7], evaluating the safety and efficacy of icotrokinra compared with both placebo and deucravacitinib in moderate to severe plaque psoriasis.

•	An ICONIC-PsA psoriatic arthritis program evaluating icotrokinra in a Phase 3 study in psoriatic arthritis (PsA) will be initiated in the beginning of 2025.

“We’re very pleased with the ICONIC-LEAD and ICONIC-TOTAL Phase 3 results, and the decision of our partner to initiate a Phase 3 program for icotrokinra in psoriatic arthritis,” added Dr. Patel. “Our enthusiasm for icotrokinra is high heading into 2025, with upcoming Phase 2b ulcerative colitis results, presentation of ICONIC Phase 3 results at medical conferences, topline results from psoriasis superiority studies against deucravacitinib and a potential psoriasis NDA submission.”

5 See the Company’s Current Report on Form 8-K filed on November 18, 2024 for details related to the collaboration agreement amendment.

6 ANTHEM (NCT06049017)

7 ICONIC-ADVANCE 1 (NCT06143878) and ICONIC-ADVANCE 2 (NCT06220604)

About Protagonist

Protagonist Therapeutics is a late-stage development biopharmaceutical company. Two novel peptides derived from Protagonist’s proprietary discovery platform are currently in advanced Phase 3 clinical development, with New Drug Application submissions to the FDA potentially in 2025. Icotrokinra (JNJ-2113, formerly PN-235), is the first targeted oral peptide designed to selectively block the IL-23 receptor, which underpins the inflammatory response in moderate-to-severe plaque PsO and other IL-23-mediated diseases. Icotrokinra binds to the IL-23 receptor with single-digit picomolar affinity and demonstrated potent, selective inhibition of IL-23 signaling in human T cells. Icotrokinra is licensed to Johnson & Johnson and is currently in Phase 3 development for psoriasis and is nearing completion of Phase 2b development for ulcerative colitis. Following icotrokinra’s joint discovery by Protagonist and Johnson & Johnson scientists pursuant to the companies’ IL-23R collaboration, Protagonist was primarily responsible for development of icotrokinra through Phase 1, with Johnson & Johnson assuming responsibility for development in Phase 2 and beyond. Rusfertide, a mimetic of the natural hormone hepcidin, is currently in Phase 3 development for the rare blood disorder polycythemia vera. Rusfertide is being co-developed and will be co-commercialized with Takeda Pharmaceuticals pursuant to a worldwide collaboration and license agreement entered into in 2024 under which the Company remains primarily responsible for development through NDA filing. The Company also has a number of pre-clinical stage oral drug discovery programs addressing clinically and commercially validated targets, including IL-17, hepcidin mimetic, and anti-obesity programs.

More information on Protagonist, its pipeline drug candidates and clinical studies can be found on the Company's website at https://www.protagonist-inc.com/.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the potential benefits of icotrokinra, and the timing of icotrokinra publications and clinical trials. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreements with Johnson & Johnson and Takeda, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Relations Contact

Corey Davis, Ph.D.

LifeSci Advisors

cdavis@lifesciadvisors.com

+1 212 915 2577

Media Relations Contact

Virginia Amann

ENTENTE Network of Companies

virginiaamann@ententeinc.com

+1 833 500 0061 ext 1

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